For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES THIRD QUARTER 2015
FINANCIAL RESULTS
Record Net Sales of $856.2 Million, an Increase of 27.0 Percent
Earnings from Operations of $95.6 Million
Net Earnings of $66.6 Million
Diluted Earnings per Share of $0.43

MANHATTAN BEACH, CA. – October 22, 2015 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader and the second largest athletic footwear brand in the United States, today announced financial results for the third quarter ended September 30, 2015. All share and per share information has been retroactively adjusted for the three-for-one stock split that was effective on October 15, 2015.

Third quarter 2015 net sales were $856.2 million compared to $674.3 million for the third quarter of 2014. Gross profit for the third quarter of 2015 was $387.0 million or 45.2 percent of net sales compared to $304.5 million or 45.2 percent of net sales for the third quarter of last year. Earnings from operations for the third quarter of 2015 were $95.6 million as compared to earnings from operations of $74.1 million in the third quarter of 2014.

“With product and marketing initiatives that continue to resonate with our consumers worldwide, we achieved a new quarterly sales record of $856.2 million in the third quarter of 2015. These results followed record first and second quarter revenues, resulting in a 34.1 percent net sales increase for the first nine months of 2015 as compared to the same period last year,” began David Weinberg, chief operating officer and chief financial officer. “Driving the quarterly revenue were net sales increases of 11.8 percent in our domestic wholesale business, 52.9 percent in our international wholesale business, and 20.9 percent in our Company-owned global retail business, which includes a 10.4 percent increase in comparable sales for the quarter. Of note, the gains in our business came despite the impact of negative foreign currency exchange rates in Brazil, Canada and Chile, and a rather sluggish domestic retail environment where we still achieved an increase in average price per pair of 6.8 percent during the third quarter in our domestic wholesale business.”

Net earnings for the third quarter were $66.6 million compared to net earnings of $51.1 million in the third quarter of 2014, an increase of 30.3 percent. Diluted net earnings per share for the third quarter were $0.43 on 154.5 million weighted average shares outstanding, compared to diluted net earnings per share of $0.33 on 153.0 million weighted average shares outstanding for the third quarter of 2014. The Company’s diluted earnings per share for the third quarter of 2015 was negatively impacted by several factors including foreign currency translation and exchange losses of $13.5 million, and increased deferred rent expenses of $3.5 million related to the new Fifth Avenue Skechers retail store, which opened during the third quarter, and a second Skechers location in Times Square, which just opened. Additionally, during the third quarter of 2015 diluted earnings per share were impacted by increased legal expenses of $5.0 million related to the settlement of personal injury lawsuits from the Company’s toning footwear business; and $5.9 million in higher legal fees and associated costs primarily related to intellectual property litigation, which included the matter of Converse, Inc. v. Skechers U.S.A., Inc., which went to trial before the International Trade Commission in August of this year. The Company believes that most, if not all, of these legal matters will come to a conclusion by early next year. During the third quarter of 2015, these additional expenses reduced diluted earnings per share by $0.15.

For the nine months ended September 30, 2015, net sales were $2.425 billion compared to net sales of $1.808 billion in the first nine months of 2014. Gross profit for the first nine months of 2015 was $1.094 billion or 45.1 percent of net sales, compared to $814.3 million or 45.0 percent of net sales for the first nine months of 2014. Earnings from operations for the first nine months of 2015 were $296.1 million, compared to earnings from operations of $176.1 million in the first nine months of 2014.

Net earnings for first nine months of 2015 were $202.5 million compared to net earnings of $116.9 million in the same period last year, an increase of 73.2 percent. Diluted net earnings per share in the first nine months of 2015 was $1.31 per share on 154.1 million weighted average shares, compared to net earnings per share of $0.77 per share on 152.7 million weighted average shares for the same period last year. As of September 30, 2015, the Company’s backlog increased 28 percent as compared to September 30, 2014.

Robert Greenberg, SKECHERS chief executive officer, commented: “The continued quarterly sales records, including our highest quarterly sales in the Company’s 23-year history in the third quarter, is a testament to the strength of our brand and the innovative product we continue to develop and deliver. We are pleased that Skechers has grown to be the second largest athletic footwear brand in the United States, and that we are expanding into new doors and opening more Company-owned stores in key locations, including a Skechers store on Fifth Avenue in New York and our second in Times Square. At the close of the quarter, there were 1,210 Skechers stores worldwide, including just over 830 outside the United States. The Company continued its positive sales trend in the third quarter with double-digit gains in our international subsidiary, distributor and joint venture operations, including a triple-digit increase in China. To build our brand during the period, we aired numerous commercials for kids with our animated characters, as well as a new Sugar Ray Leonard Skechers Sport spot, a BOBS from Skechers spot featuring the No. 1 song ‘Riptide’ from Vance Joy, and our Demi Lovato commercial during the excitement over her new single ‘Cool for the Summer,’ among others. Also in the quarter, we signed pop singer Meghan Trainor as our latest global ambassador, and entered a multi-year agreement for the title sponsorship of the Los Angeles Marathon under the Skechers Performance Division. We are looking forward to the holiday season with new commercials starring Demi Lovato, Brooke Burke-Charvet and Kelly Brook, as well as several new Skechers Kids spots. Our marketing and product are on target, and we are continuing to invest in our infrastructure and develop new product innovations to advance our brand and drive momentum around the globe. We believe that this positive momentum will continue to grow across our three main business channels in 2016. We continue to invest in our global business to further gain market share and monetize what we see as a significant long-term opportunity for Skechers.”

Mr. Weinberg added: “Though we believe the sluggish macro domestic retail environment and declining currency in several key markets had an impact on our net sales, the third quarter was still a sales record. We are continuing our retail expansion and plan to open an additional 12 to 17 Company-owned Skechers stores before the end of the year, in addition to the five that have already during October 2015. Along with the 12 Skechers stores already opened through our international distributor and franchise partners this month, another 45 to 55 Skechers stores are also planned through the remainder of the year—which will bring us to more than 1,280 stores by year-end. Given our double digit retail comps, increase in backlogs of approximately 28 percent and market share gains, we believe consumer demand remains strong for our footwear categories worldwide. With the improved efficiencies in our distribution centers and our solid financial position, including, $510.7 million in cash and cash equivalents, the Company is well positioned for continued growth. While we are comfortable with the analysts’ current consensus for fourth quarter revenue and earnings, we see the significant potential in the first quarter of 2016 and the entire year by investing in our product, marketing and infrastructure.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 120 countries and territories worldwide via department and specialty stores, more than 1,200 SKECHERS retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and 13 wholly-owned subsidiaries in Brazil, Canada, Chile, Japan, Latin America and throughout Europe. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth across the Company’s three main business channels and globally, its planned expansion and opening of new stores, advertising and marketing initiatives, and the conclusion of legal matters. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the quarter ended June 30, 2015. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$510,679	$466,685
Trade accounts receivable, net	396,428	272,103
Other receivables	15,642	16,510

Total receivables	412,070	288,613
Inventories	500,201	453,837
Prepaid expenses and other current assets	70,865	57,015
Deferred tax assets	18,866	18,864

Total current assets	1,512,681	1,285,014
Property, plant and equipment, net	388,842	373,183
Other assets	39,131	16,721

Total non-current assets	427,973	389,904

TOTAL ASSETS	$1,940,654	$1,674,918

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$30,565	$101,407
Accounts payable	407,612	352,815
Short-term borrowings	57	1,810
Accrued expenses	79,881	49,705

Total current liabilities	518,115	505,737
Long-term borrowings, net of current installments	70,147	15,081
Other long-term liabilities	26,901	19,993

Total non-current liabilities	97,048	35,074
Total liabilities	615,163	540,811
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,285,468	1,075,249
Noncontrolling interests	40,023	58,858

Total equity	1,325,491	1,134,107

TOTAL LIABILITIES AND EQUITY	$1,940,654	$1,674,918

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended September 30,
	September 30,
	2015	2014	2015	2014
Net sales	$856,179	$674,270	$2,424,640	$1,807,839
Cost of sales	469,173	369,772	1,330,486	993,563

Gross profit	387,006	304,498	1,094,154	814,276
Royalty income	2,312	2,070	7,824	6,928

	389,318	306,568	1,101,978	821,204

Operating expenses:
Selling	63,685	50,239	177,652	140,820
General and administrative	230,048	182,186	628,210	504,325
	293,733	232,425	805,862	645,145

Earnings from operations	95,585	74,143	296,116	176,059
Other income (expense):
Interest, net	(2,503)	(2,484)	(8,037)	(8,536)
Other, net	(3,409)	(3,898)	(5,180)	(4,832)

	(5,912)	(6,382)	(13,217)	(13,368)

Earnings before income tax expense	89,673	67,761	282,899	162,691
Income tax expense	15,839	12,682	60,342	36,351

Net earnings	73,834	55,079	222,557	126,340
Less: Net earnings attributable to noncontrolling interests	7,232	3,956	20,093	9,450

Net earnings attributable to Skechers U.S.A., Inc.	$66,602	$51,123	$202,464	$116,890

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.44	$0.34	$1.33	$0.77

Diluted	$0.43	$0.33	$1.31	$0.77

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	152,895	151,882	152,677	151,753

Diluted	154,477	152,954	154,073	152,746